Exhibit 1

Press release dated March 24, 2003.

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Susan E. Baham	FOR IMMEDIATE RELEASE
	Senior Vice President	March 24, 2003
843-529-5601

First Financial Holdings Inc. acquires Woodruff and Company, Inc.

CHARLESTON, SOUTH CAROLINA - First Financial Holdings, Inc. (First Financial) (NASDAQ: FFCH) today announced it has acquired Woodruff and Company, Inc., an independent insurance agency based in Columbia, South Carolina.

Established in 1989, Woodruff and Company specializes in commercial property and casualty insurance accounts. The company will be combined with Johnson Insurance Associates in their existing office at 176 McSwain Drive in Columbia.

First Financial acquired Johnson Insurance in August of 2002, expanding First Financial's existing insurance operations, First Southeast Insurance Services, Inc. First Southeast is one of the largest insurance agencies in the state, and operates offices in Conway, Lake City, Florence, Myrtle Beach and Charleston. A First Southeast subsidiary, Kinghorn Insurance, also operates offices in Hilton Head, Bluffton and Ridgeland.

"Woodruff and Company has an exceptional reputation in this industry," said A. Thomas Hood, president and CEO of First Financial. "We are delighted to welcome them into the First Financial family of financial services, and know that they will be a tremendous asset to our insurance operations."

Woodruff and Company owners Jeffrey B. and Elizabeth M. Woodruff will remain with the company. Mr. Woodruff will serve as vice president of Johnson Insurance. Mrs. Woodruff will be employed as an account executive with the firm.

"We view the acquisition as a wonderful opportunity to expand our customer base among commercial customers in South Carolina," Mr. Woodruff said. "Our philosophy and that of Johnson Insurance and First Financial are based on providing high quality services to our clients."

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First Financial Holdings, Inc.

March 24, 2003

With the acquisition of Woodruff and Company, First Financial's insurance premiums written will approximate $80 million annually and will represent more than 70 major insurance companies. The companies collectively offer an extensive group of personal and business insurance products that include traditional life, property and liability policies, long-term care and group benefits.

First Financial is the holding company of First Federal. The company operates a total of 44 offices in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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